Exhibit 99.1

Cryoport Expands into Biostorage through the Acquisition of Cryogene

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Acquisition is expected to be accretive to earnings and brings new industry-leading clients to Cryoport

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Acquisition expands Cryoport’s offerings to include biostorage solutions for life sciences commodities and further develops Cryoport’s Chain of Compliance™

IRVINE, California, May 14, 2019 - Cryoport, Inc. (NASDAQ: CYRX) (NASDAQ: CYRXW) (“Company”), the world’s leading temperature-controlled logistics company dedicated to the life sciences industry, today announced that it has expanded its suite of temperature-controlled solutions to include biostorage for the life sciences through its acquisition of Cryogene Partners (“Cryogene”), a Houston-based company. Cryogene operates a recently expanded 21,000 square foot state-of-the-art biostorage facility, specializing in the secure storage of biological specimens, materials and samples. The acquisition is structured as an asset purchase and is expected to be immediately accretive to Cryoport’s earnings.

Cryogene is an industry leader in the management of critical biological commodities to support the advancement of cell and gene therapies, GMP biologics, and public health research. It provides customized, end-to-end chain of custody solutions for its clients. Cryogene has an impeccable reputation and has long-term contracts with Merck, MD Anderson, Houston Methodist Hospital, Texas Children’s Hospital, Mesoblast, Bellicum, Baylor University, and many other noted institutions due to its proven reliability.

Cryogene’s well equipped facilities store clients’ commodities covering the full range of temperatures from cryogenic through controlled room temperature. Its services include sample inventorying, data sample discrepancy resolution and accessioning samples into its validated data inventory software. Cryogene is ISO 9001 compliant, registered and inspected by the Food and Drug Administration (FDA); is routinely inspected by the Foundation for the Accreditation of Cellular Therapy (FACT) as a storage supplier for accredited cell banks; and manages its inventories by a validated sample inventory software system.

Cryogene’s stellar reputation complements that of Cryoport’s as a provider of best-in-class temperature-controlled supply chain management solutions for the life sciences. Cryoport’s expansive suite of solutions includes its Cryoportal® Logistics Management Platform, Smartpak II™ Condition Monitoring System and around-the-clock customer support and intervention capability.

This acquisition expands the Company’s portfolio of services, allowing Cryoport to continue to leverage the rapid growth in the regenerative medicine market as industry-wide investment in this market continues to grow. It also begins to answer and respond to a growing number of inquiries from Cryoport’s existing client base for a more complete “end-to-end” material management solution inclusive of bioservices tailored to the regenerative medicine market.

Marshall Griswold, Chief Executive Officer of Cryogene and the managing founder stated, “On behalf of all the employees at Cryogene, I can say we are proud to be a part of Cryoport and its industry leading initiatives that provide the life sciences with unparalleled logistics solutions, and now, biostorage solutions. We have been building our business over the past fourteen years and it is, indeed, refreshing to be propelled into helping build a larger and greater endeavor, which will provide revolutionary services in the rapidly developing life sciences industry. Of course, with Cryogene as a part of Cryoport, we plan to accelerate Cryogene’s growth, but our focus at Cryogene will remain on our loyal, long-term clients that put their trust in us every day.”

Jerrell Shelton, CEO of Cryoport, said, “We welcome the Cryogene team; they will be an important part of Cryoport as we move forward with the addition of temperature-controlled bioservices capabilities. By adding Cryogene to its family, Cryoport is further building out its ecosystem to better serve the life sciences and, especially, regenerative therapy. After months of careful research and discussions with the Cryogene team, we were impressed by their focus on clients, quality, regulatory compliance, technology, and monitoring solutions that protect high-value and sensitive biopharmaceutical commodities during storage. We determined that Cryogene’s commitment to quality is closely aligned with Cryoport’s values and makes Cryogene an excellent strategic and operational fit for our continuing development.”

Mr. Shelton continued, “Cryogene has established an impressive client roster, demonstrating the strength of demand for high quality temperature-controlled biostorage options from the biopharma market. Over time, we plan for Cryogene to build on its strong foundation by expanding its services and its footprint.”

About Cryoport, Inc.

Cryoport is a trusted global provider of temperature-controlled logistics solutions for life sciences commodities during distribution, serving the biopharmaceutical market with leading-edge logistics solutions for biologic materials, such as regenerative medicine, including immunotherapies, stem cells and CAR-T cells. Cryoport’s solutions are used by points-of-care, CRO’s, central laboratories, pharmaceutical companies, manufacturers, university researchers et al; as well as the reproductive medicine market, primarily in IVF and surrogacy; and the animal health market, primarily in the areas of vaccines and reproduction. Cryoport’s proprietary Cryoport Express® Shippers, Cryoportal™ Logistics Management Platform, leading-edge SmartPak II™ Condition Monitoring System and geo-sensing technology, paired with unparalleled cold chain logistics expertise and 24/7 client support, make Cryoport the end-to-end cold chain logistics partner that the industry trusts.

Cryoport is dedicated to: simplifying global cold chain logistics through innovative technology, unmatched monitoring and data capture and support, including consulting; delivering the most advanced temperature-controlled logistics solutions for the life sciences industry; and providing vital information that provides peace of mind throughout the life of each logistics process.

For more information, visit www.cryoport.com. Sign up to follow @cryoport on Twitter at www.twitter.com/cryoport.

Forward Looking Statements

Statements in this news release which are not purely historical, including statements regarding Cryoport, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, the Company’s 10-K for the year ended December 31, 2018 filed with the SEC. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Investor Contacts:

Todd Fromer/Elizabeth Barker

tfromer@kcsa.com/ebarker@kcsa.com

P: 1 212-896-1203

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